                                                                 EXHIBIT 10.143


--------------------------------------------------------------------------------


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                    PAXSON COMMUNICATIONS OF THE KEYS, INC.

                                      AND

                                KEY CHAIN, INC.

                                      FOR

                                 RADIO STATIONS
                        WFKZ-FM, PLANTATION KEY, FLORIDA
                           WAVK-FM, MARATHON, FLORIDA
                                      AND
                           WKRY-FM, KEY WEST, FLORIDA


                               DECEMBER 13, 1996

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----
SECTION 1        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Accounts Receivable"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Assumed Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         "Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Consents" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Escrow Agent" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Escrow Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC Consent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "FCC Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Final Order"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Intangibles"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         "Licenses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Material Adverse Effect"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Real Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "Tangible Personal Property" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         "To the best knowledge of Seller"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

SECTION 2        PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.1  Agreement to Sell and Buy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.4  Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.5  Assumption of Liabilities and Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SECTION 3        REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.1  Organization, Standing, and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.2  Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.3  Absence of Conflicting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.4  Governmental Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.5  Title to and Condition of Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.6  Title to and Condition of Tangible Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.7  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.8  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9


                                                                                                                     Page
                                                                                                                     ----
         3.9  Intangibles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.10  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.11  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.12  Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.13  Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.14  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.15  Claims and Legal Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.16  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.17  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.18  Conduct of Business in Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.19  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.20  Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.21  Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 4        REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.1  Organization, Standing, and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.2  Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.3  Absence of Conflicting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.4  Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.5  Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.6  Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.7  Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

SECTION 5        OPERATIONS OF THE STATIONS PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.1  Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.2  Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.3  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.4  Disposition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.5  Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.6  Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.7  Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.8  No Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.9  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.10  Maintenance of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.11  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.12  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.13  Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.14  Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.15  Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.16  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.17  Financing Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.18  Programming  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19


                                                                                                                     Page
                                                                                                                     ----
         5.19  Preservation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.20  Collection of Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.21  Personnel Recommendations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SECTION 6        SPECIAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.1  FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2  Control of the Station  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.3  Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.4  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.5  Environmental Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.6  Engineering Study . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.7  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.8  Sales Tax Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.9  Access to Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.10  Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.11  Studio Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.12  Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.13  C-2 Upgrade  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.14  Notice of Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.15  Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

SECTION 7        CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING . . . . . . . . . . . . . . . . . . . . . .  23
         7.1  Conditions to Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.2  Conditions to Obligations of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 8        CLOSING AND CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.2  Deliveries by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         8.3  Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 9        TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.1  Termination by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.2  Termination by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.3  Rights on Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.4  Escrow Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

SECTION 10       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES  . . . . . . . . . . .  29
         10.1  Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.2  Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.3  Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


                                                                                                                     Page
                                                                                                                     ----
         10.4  Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.5  Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.6  Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.7  Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION 11       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.1  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.2  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.3  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.4  Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.5  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.6  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.7  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.8  Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.9  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.10  Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.11  Waiver of Compliance; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.12  Press Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.13  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35


                               LIST OF SCHEDULES


            Schedule 2.2         --      Excluded Property
            Schedule 2.5         --      Sales Commissions
            Schedule 3.3         --      Consents
            Schedule 3.4         --      Licenses
            Schedule 3.5         --      Real Property
            Schedule 3.6         --      Tangible Personal Property
            Schedule 3.7         --      Contracts
            Schedule 3.9         --      Intangibles
            Schedule 3.10        --      Financial Matters
            Schedule 3.11        --      Insurance Policies
            Schedule 3.13        --      Employee Matters
            Schedule 3.19        --      Transactions with Affiliates
            Schedule 8.2(h)      --      Form of Opinions of Seller's Counsel
            Schedule 8.3(d)      --      Form of Opinion of Buyer's Counsel


                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT is dated as of the 13th day of December, 1996, by and between Paxson Communications of the Keys, Inc., a Florida corporation ("Buyer"), and Key Chain, Inc., a Florida corporation ("Seller").


                                R E C I T A L S

         A. Seller is the licensee of and owns and operates radio stations WFKZ-FM, Plantation Key, Florida, WAVK-FM, Marathon, Florida, and WKRY-FM, Key West, Florida (each individually, a "Station" and collectively, the "Stations"), pursuant to licenses issued by the Federal Communications Commission (the "FCC").

         B. Seller desires to sell, and Buyer desires to buy, substantially all the assets that are used or useful in the business or operations of the Stations, for the price and on the terms and conditions set forth in this Agreement.


                              A G R E E M E N T S

         In consideration of the above recitals, which are incorporated herein by reference, and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:


SECTION 1        DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Seller to payment for the sale of advertising or program time run on the Stations by Seller prior to the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are specifically designated on Schedule 3.7 as Contracts that are to be assumed by Buyer upon its purchase of the Stations, (ii) any Contracts entered into by Seller between the date of this

Agreement and the Closing Date that Buyer agrees in writing to assume, and
(iii) time sales contracts entered into by Seller in compliance with Section
5.3.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Stations, and (i) which are in effect on the date of this Agreement or
(ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "Escrow Agent" means First Union National Bank of Florida.

         "Escrow Agreement" means the Escrow Agreement dated as of the date hereof among Buyer, Seller and the Escrow Agent.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Stations.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests, and the time for the FCC to set aside the action on its own motion, have expired.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Material Adverse Effect" means any materially adverse change in or materially adverse effect on the business, assets, results of operations or financial condition of any Station taken as a whole, or any event or circumstance which could reasonably be expected to prevent or materially delay the Closing.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used or useful in the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

         "To the best knowledge of Seller" or any similar formulation thereof means to the actual knowledge of Joel Day or Lee Day after reasonable inquiry.

SECTION 2        PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, all of the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable), including the following:

                 (a)  The Tangible Personal Property;

                 (b)  The Real Property;

                 (c)  The Licenses;

                 (d)  The Assumed Contracts;

                 (e) The Accounts Receivable as of 11:59 p.m., Miami time, on the day prior to the Closing Date;

                 (f) The Intangibles and all intangible assets of Seller relating to the Stations that are not specifically included within the Intangibles, including the goodwill of the Stations, if any;

                 (g) To the extent not included in the Intangibles, all of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Stations;

                 (h)  All choses in action of Seller relating to the Stations;
and

                 (i) All books and records relating to the business or operations of the Stations, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Stations.

         2.2  Excluded Assets.  The Assets shall exclude the following assets:

                 (a) Seller's cash on hand as of the Closing and all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

                 (b) All books and records that Seller is required by law to retain and that pertain to Seller's corporate organization;

                 (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

                 (d)  All rights of Seller under this Agreement; and

                 (e)  All property listed on Schedule 2.2 hereto.

         2.3 Purchase Price. The Purchase Price for the Assets shall be THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000) adjusted as provided below:

                 (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the operation of the Stations, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), FCC annual regulatory fees and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                 (b) Manner of Determining Adjustments. Any adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon. Seller shall prepare and deliver to Buyer not later than five (5) days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase Price under Section 2.3(a). The preliminary settlement statement (i) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (ii) shall be certified by Seller to be true and complete in all material respects as of the date thereof.

         2.4 Payment of Purchase Price. The Purchase Price, as adjusted, shall be paid by Buyer to Seller at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer at least two (2) days prior to the Closing Date.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall (a) assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Stations on or after the Closing Date and (b) undertake to pay all sales commissions with respect to the Accounts Receivable collected after the Closing Date in accordance with the policy set forth on Schedule 2.5. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of any Station prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements, (vii) any obligation to any employee of any Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, and (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

SECTION 3        REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing, and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Stations as now conducted, and (iii) to execute and deliver this Agreement, the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Stations or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Seller have been duly authorized by all necessary actions on the part of Seller and its shareholder[s]. This Agreement and the Escrow Agreement have been duly executed and delivered by Seller and constitute the legal, valid, and binding obligations of Seller, enforceable against it in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both):
(i) do not require the consent of any third party, other than such consents the failure of which to obtain would not have a Material Adverse Effect; (ii) will not conflict with any provision of the Articles of Incorporation or Bylaws of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality, other than such conflicts, breaches and defaults that would not have a Material Adverse Effect; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound, other than such conflicts, terminations, breaches, defaults and accelerations that would not have a Material Adverse Effect; (v) will not create any mortgage, lien, pledge or encumbrance of any nature whatsoever upon any of the Assets; and (vi) to the best knowledge of Seller, will not create any claim, liability, condition or charge of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses issued or granted to Seller by the FCC and FAA and, to the best knowledge of Seller, each other governmental authority. Seller has delivered to Buyer true and complete copies of the Licenses listed on Schedule
3.4 (including any amendments and other modifications thereto). The Licenses listed on Schedule 3.4 have been validly issued, and Seller is the authorized legal holder thereof. The Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are now conducted, except for such licenses, permits and other authorizations the failure of which to obtain would not have a Material Adverse Effect. Except as specifically set forth on Schedule 3.4, none of the Licenses listed on Schedule 3.4 is subject to any restriction or condition that would limit the full operation of the Stations as now operated. The Licenses listed on Schedule 3.4 are in full force and effect, and the conduct of the business and operations of the Stations is in accordance therewith. Seller has no reason to believe that any of the Licenses listed on Schedule 3.4 would not be renewed by the FCC or other granting authority in the ordinary course.

         3.5 Title to and Condition of Real Property. Schedule 3.5 contains a complete and accurate description of all Real Property and Seller's interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). The Real Property listed on Schedule
3.5 comprises all real property interests necessary to conduct the business and operations of the Stations as now conducted. Except as described in Schedule 3.5, Seller's interests in the Real Property are free and clear of all liens, mortgages, pledges, covenants, easements, encroachments, leases, charges and other claims and encumbrances, except liens for taxes not yet due and payable. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises with the right to foreclose upon Seller's leasehold or subleasehold interest. To the best knowledge of Seller, all towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. All Real Property (including the improvements thereon)
(i) is in good condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business and operations of the Stations, and (iii) to the best knowledge of Seller, complies with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Seller has full legal and practical access to the Real Property. To the best knowledge of Seller, all easements, rights-of-way, and real property licenses have been properly recorded in the appropriate public recording offices.

         3.6  Title to and Condition of Tangible Personal Property.  Schedule
3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property necessary to conduct the business and operations of the Stations as now conducted. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens listed on Schedule 3.6, which liens shall be released at Closing, and liens for current taxes not yet due and payable. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Stations. All items of transmitting and studio equipment included in the Tangible Personal Property (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) permit the Stations and any auxiliary broadcast stations used in connection with the operation of the Stations to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Contracts except contracts with advertisers for the sale of advertising time on the Stations for cash at prevailing rates and which have not been prepaid and which may be canceled by the Stations without penalty on not more than thirty days' notice. Seller has delivered to Buyer true and complete copies of all written Assumed Contracts, true and complete memoranda of all oral Assumed Contracts (including any amendments and other modifications to such Assumed Contracts), and a schedule summarizing Seller's obligations under trade and barter agreements relating to the Stations. Other than the Contracts listed on
Schedule 3.7 and cash programming contracts, Seller requires no contract, lease, or other agreement to enable it to carry on its business as now conducted. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any default by any party thereto or any event that, after notice or lapse of time or both, could constitute a default. Seller is not aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof,
(ii) to refuse to renew the Assumed Contract upon expiration of its term, or
(iii) to renew the Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts.

         3.8 Consents. Except for the FCC Consent provided for in Section 6.1 and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or, to the best knowledge of Seller, any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Stations in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and uncontested. Seller has delivered to Buyer copies of all documents establishing or evidencing all Intangibles. To the best knowledge of Seller, Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Stations as now conducted.

         3.10 Financial Statements. Schedule 3.10 hereto contains true and complete copies of Seller's unaudited financial statements including a balance sheet as of September 30, 1996 and an income statement for the period ending September 30, 1996 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Seller, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Stations (which books, records, and accounts are complete and correct), are complete and correct in all material respects, and present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended; provided, however, that the Financial Statements are subject to normal year-end adjustments (which will not be material) and lack footnotes. None of the Financial Statements understates the true costs and expenses of conducting the business or operations of the Stations, fails to disclose any material contingent liabilities, or inflates the revenues of the Stations.

        3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Stations. All policies of insurance listed in Schedule 3.11 are in full force and effect. During the past three years, no insurance policy of Seller on the Assets or the Stations has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.

        3.12 Reports. All returns, reports, and statements that the Stations are currently required to file with the FCC or with any other governmental agency have been filed, except for such reports the failure of which to file would not have a Material Adverse Effect, and all reporting requirements of the FCC and other governmental authorities having jurisdiction over Seller and the Stations have been complied with, except for such requirements the failure of which to satisfy would not have a Material Adverse Effect. All of such returns, reports, and statements are substantially complete and correct as filed. Seller has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses.

        3.13 Personnel.

                 (a) Employees and Compensation. Schedule 3.13 contains a true and complete list of all employees of the Stations, their job titles, date of hire, current salary and date and amount of last salary increase. Except as disclosed on Schedule 3.13, Seller does not have any employee benefit plans or arrangements applicable to the employees of the Stations or any fixed or contingent liabilities or obligations with respect to any person now or formerly employed by Seller at the Stations, including any pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements, and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies. At Buyer's request, Seller will furnish Buyer with true and complete copies of all applicable plan documents, trust documents, and insurance contracts with respect to any plans and arrangements listed on Schedule 3.13. All employee benefits and welfare plans or arrangements listed in Schedule 3.13 were established and have been executed, managed and administered in accordance with the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other laws. Seller is not aware of the existence of any governmental audit or examination of any of such plans or arrangements or of any facts which would lead it to believe that any such audit or examination is pending or threatened. No action, suit, or claim with respect to any of such plans or arrangements (other than routine claims for benefits) is pending or, to the knowledge of Seller, threatened, and Seller possesses no knowledge of any facts which could give rise to any such action, suit or claim;

                 (b) Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to any Station. Seller has no written or oral contracts of employment with any employee of any Station, other than those listed in Schedule 3.7. Seller has complied with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, except for such noncompliance that would not have a Material Adverse Effect. Seller has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best knowledge of Seller, threatened, between Seller and any employee (singly or collectively) of any Station. No labor union or other collective bargaining unit represents or claims to represent any of the employees of any Station. To the best knowledge of Seller, there is no union campaign being conducted to represent employees of any Station or solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at any Station; and

                 (c) Liabilities. Seller has no liability of any kind to or in respect of any employee benefit plan, including withdrawal liability under
Section 4201 of ERISA. Seller has not incurred any accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code. Seller has not failed to make any required contributions to any employee benefit plan. The Pension Benefit Guaranty Corporation has not asserted that Seller has incurred any liability in connection with any such plan. No lien has been attached and no person has threatened to attach a lien on any property of Seller as a result of a failure to comply with ERISA.

        3.14 Taxes. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Stations, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

        3.15 Claims and Legal Actions. Except for any FCC rulemaking proceedings generally affecting the broadcasting industry or as noted on
Schedule 3.4, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or, to the knowledge of Seller, threatened, against or relating to Seller with respect to its ownership or operation of any Station or otherwise relating to the Assets or the business or operations of any Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, except as noted on Schedule 3.4, there are no applications, complaints or proceedings pending or, to the best knowledge of Seller, threatened (i) before the FCC relating to the business or operations of any Station other than rule making proceedings which affect the radio broadcasting industry generally, (ii) before any federal or state agency relating to the business or operations of any Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the business or operations of any Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.16 Environmental Matters.

                 (a) Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its ownership or operation of the Stations alleging any failure to comply with any such law, rule, or regulation;

                 (b) To the best knowledge of Seller, after due investigation, Seller has no liability relating to its operation of the Stations (and there is no basis related to the Seller's past or present operations, properties, or facilities for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment;

                 (c) To the best knowledge of Seller, after due investigation, Seller has no liability relating to its operation of the Stations (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) from the handling or disposal of any substance or for illness or personal injury therefrom;

                 (d) To the best knowledge of Seller, after due investigation, Seller has no liability relating to its operation of the Stations (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety;

                 (e) To the best knowledge of Seller, after due investigation, Seller has no liability relating to its operation of the Stations (and Seller has complied with the guidelines issued by the American National Standards Institute concerning exposure of workers and the general public to radio frequency radiation and has not exposed any employee to any other substance or condition that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Seller giving rise to any such liability) for any illness or personal injury to any employee under any law concerning radiofrequency radiation;

                 (f) In connection with its operation of the Stations, Seller has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes; and

                 (g) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in connection with its operation of the Stations.

        3.17 Compliance with Laws. Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Stations. To the best knowledge of Seller, neither the ownership or use of the properties of the Stations nor the conduct of the business or operations of the Stations conflicts with the rights of any other person or entity.

        3.18 Conduct of Business in Ordinary Course. Since September 30, 1996, Seller has conducted the business and operations of the Stations only in the ordinary course and has not:

                 (a)  Suffered any Material Adverse Effect;

                 (b) Made any material increase in compensation payable or to become payable to any of the employees of the Stations, or any bonus payment made or promised to any employee of the Stations, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of the Stations;

                 (c) Made any sale, assignment, lease, or other transfer of any of the Stations' properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

                 (d) Canceled any debts owed to or claims held by Seller with respect to the Stations, except in the normal and usual course of business;

                 (e) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Stations; or

                 (f) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Stations.

        3.19 Transactions with Affiliates. Except as disclosed on Schedule 3.19, Seller has not been involved in any business arrangement or relationship relating to the Stations with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the business of the Stations. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

        3.20 Broker. Neither Seller nor any person acting on Seller's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement, except for a commission payable by Seller to Media Venture Partners.

        3.21 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 4        REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement and the Escrow Agreement have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by Buyer of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Articles of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Broker. Neither Buyer nor any person acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.5 Qualification. Buyer is legally qualified under the Communications Act of 1934, as amended, and the FCC's rules and regulations to acquire the FCC Licenses and to operate the Stations.

        4.6 Access Buyer has had reasonable opportunities to inspect the Assets and to ask questions of and receive answers from persons acting on behalf of Seller concerning the Assets and the transactions contemplated by this Agreement.

         4.7 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 5        OPERATIONS OF THE STATIONS PRIOR TO CLOSING

         5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Stations diligently in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Compensation. Seller shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Stations, except in accordance with past practices.

         5.3 Contracts. Seller will not enter into any contract or commitment relating to the Stations or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, except for (a) cash time sales agreements made in the ordinary course of business, (b) contracts that do not involve obligations in excess of Ten Thousand Dollars ($10,000) in the aggregate, and (c) contracts or commitments relating to the acquisition or installation of facilities and equipment contemplated by the construction authorization described in Section 7.1(h) (the "Construction Permit") that have been approved in writing by Buyer, which approval shall not be unreasonably withheld. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the business or operations of the Stations or in connection with the acquisition of replacement property of equivalent kind and value.

        5.5 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) conditions specifically disclosed on Schedule 3.4, (ii) liens disclosed on Schedule 3.5 and Schedule 3.6, which shall be removed prior to the Closing Date, (iii) liens for current taxes not yet due and payable, and (iv) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date.

         5.6 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or, except for the modification contemplated by the Construction Permit, modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Stations.

         5.7 Rights. Seller shall not waive any right relating to the Stations or any of the Assets.

         5.8 No Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.9 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Stations for the purpose of audit and inspection, including inspections incident to the environmental study described in Section 6.5 and the engineering study described in Section 6.6, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Stations that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Stations). Without limiting the generality of the foregoing, Seller shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Seller's financial records and Seller's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its sole judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.10 Maintenance of Assets. Seller shall maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in accordance with the terms of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice. Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Seller shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

        5.11 Insurance. Seller shall maintain the existing insurance policies on the Stations and the Assets.

        5.12 Consents. Seller shall obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Stations than those pertaining under the Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller shall cooperate with Buyer and use their best efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's lenders may reasonably request. Upon Buyer's request, Seller shall use its reasonable best efforts to deliver to Buyer on or before the Closing Date such certificates and confirmations to Buyer's lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder.

        5.13 Books and Records. Seller shall maintain their books and records relating to the Stations in accordance with past practices.

        5.14 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of any Station.

        5.15 Financial Information. Seller shall furnish to Buyer within twenty (20) days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense of the Stations for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request. All financial information delivered by Seller to Buyer pursuant to this Section shall be prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied, shall accurately reflect the books, records, and accounts of the Stations, shall be complete and correct in all material respects, and shall present fairly the financial condition of the Stations, as at their respective dates and the results of operations for the periods then ended.

        5.16 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Stations.

        5.17 Financing Leases. Except for obligations assumed by Buyer pursuant to Section 2.5, Seller will satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

        5.18 Programming. Seller shall not make any material changes in the broadcast hours or in the percentages of types of programming broadcast by the Stations, or make any other material change in the Stations' programming policies, except such changes as in the good faith judgment of the Seller are required by the public interest.

        5.19 Preservation of Business. Seller shall use its best efforts to preserve the business and organization of the Stations and use its best efforts to keep available to the Stations their present employees and to preserve the audience of the Stations and the Stations' present relationships with suppliers, advertisers, and others having business relations with them, to the end that the business, operations, and prospects of the Stations shall be unimpaired at the Closing Date. The ordinary and customary operating, marketing, promotional, sales, and advertising practices of the Stations shall be maintained.

        5.20 Collection of Accounts Receivable. Seller shall collect the accounts receivable of the Stations only in the ordinary course consistent with their past practices and will not take any action designed or likely to accelerate the collection of their accounts receivable.

        5.21 Personnel Recommendations. Seller shall promptly notify Buyer as personnel vacancies occur at the Stations and consider for employment all personnel recommended by Buyer for such vacant positions.

SECTION 6        SPECIAL COVENANTS AND AGREEMENTS

         6.1  FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC; and

                 (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within five (5) business days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by any party of its rights under Section 9.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

         6.3  Risk of Loss.

                 (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing; and

                 (b) If any damage or destruction of the Assets or any other event occurs which (i) causes any Station to cease broadcasting operations for a period of three (3) or more days or (ii) prevents in any material respect signal transmission by any Station in the normal and usual manner and Seller fails to restore or replace the Assets so that normal and usual transmission is resumed within seven days of the damage, destruction or other event, Buyer, in its sole discretion, may (x) terminate this Agreement forthwith without any further obligations hereunder by providing to Seller written notice of termination no later than ten (10) business days following the end of such seven-day period, in which event all funds held by the Escrow Agent pursuant to the Escrow Agreement, including all interest and other proceeds from the investment of such funds, shall be immediately returned to Buyer, or (y) if Buyer fails to provide written notice of termination within the specified period, proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage, destruction or other event.

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Environmental Audit. Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental audit of the properties of the Stations, and such audit shall be completed within 45 days of the date hereof. If such audit discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Buyer shall provide Seller with a copy of the audit report within 50 days of the date hereof.

         6.6 Engineering Study. Buyer may, at its option and expense, retain an engineering firm to conduct a proof of performance study of the Stations and to prepare a report on the Stations' compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If such study discloses any material deficiencies in the operations or equipment of the Stations, Buyer shall provide Seller with a copy of the engineering report within 50 days of the date hereof.

         6.7 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary or desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.8 Sales Tax Filings. Seller shall file such Florida sales tax returns with respect to the Stations as required by applicable law and shall concurrently deliver copies of all such returns to Buyer.

         6.9 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three (3) years from the Closing Date any books and records relating to the Assets that are not included in the Assets. Buyer shall provide Seller access and the right to copy for a period of three
(3) years from the Closing Date any books and records relating to the Assets and delivered to Buyer at the Closing.

         6.10 Appraisal. Buyer and Seller agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be conducted by BIA Consulting, Inc. and paid for by Buyer.

         6.11 Studio Option. Seller shall use its best efforts to enter into prior to Closing an option to purchase the 12,000 square foot studio building for Station WFKZ-FM for a purchase price of not more than $600,000 (the "Option"). The Option shall be assignable by Seller to Buyer without the consent of the landlord of such building and shall contain such other terms and conditions that are reasonably acceptable to Buyer. Upon the Closing, Seller shall assign the Option to Buyer.

         6.12  Employees.

                 (a) On or before the Closing Date, Buyer shall offer to employ each individual listed on Schedule 3.13 upon such terms and conditions as Buyer may elect in its sole discretion; provided, however, that the terms and conditions governing Buyer's employment of Joel Day and Lee Day shall be as set forth in the Employment Agreements described in Section 6.15.

                 (b) In the event the Closing does not occur, neither Buyer nor any of its affiliates will, directly or indirectly, offer employment to or otherwise solicit any employee of Seller. This provision shall survive notwithstanding the failure of the consummation of the transactions contemplated hereby.

        6.13 C-2 Upgrade. Following the grant by the FCC of the FCC Consent and the Construction Permit, Buyer shall loan Seller an amount not to exceed $50,000 (the "Construction Loan") for the reasonable and necessary expenses required to purchase and construct the facilities authorized in the Construction Permit. Seller agrees to execute and deliver to Buyer a promissory note (the "Note") and such other documents as Buyer may reasonably request in connection with the Construction Loan. Upon the Closing, Seller's obligation to repay the Construction Loan shall be forgiven. In the event that the Closing does not occur, Seller shall repay the Construction Loan in accordance with the terms of the Note within ten (10) days following the termination of this Agreement.

        6.14 Notice of Developments. Buyer shall promptly notify Seller in writing of (a) any material change in any of the information contained in Buyer's representations and warranties contained in Section 4 of this Agreement and (b) if and to the extent actually known by Buyer, any material breach by Seller of Seller's representations or warranties in Section 3 of this Agreement. Seller shall promptly notify Buyer in writing of (c) any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement and (d) if and to the extent actually known by Seller, any material breach by Buyer of Buyer's representations or warranties in Section 4 of this Agreement. If Seller fails to cure any material breach of its representations or warranties within thirty
(30) days after Seller provides or receives written notice of such breach, Buyer shall have thirty (30) days after the end of such 30-day cure period within which to exercise any right Buyer may have under this Agreement as a result of Seller's material breach. If Buyer fails to cure any material breach of its representations or warranties within thirty (30) days after Buyer provides or receives written notice of such breach, Seller shall have thirty
(30) days after the end of such 30-day cure period within which to exercise any right Seller may have under this Agreement as a result of Buyer's material breach. If either Buyer or Seller shall fail to exercise its rights after such thirty (30) day period, then the change or changes noted in the written notice shall be deemed accepted and the rights of Buyer or Seller, as the case may be, triggered by such written notice shall be deemed waived for all purposes hereunder.

        6.15 Employment Agreements. Buyer shall deliver to Seller, within a reasonable period following the date hereof, draft Employment Agreements for Joel Day and Lee Day which shall contain the principal terms set forth in paragraph 2(c) of the letter of intent dated October 29, 1996, between Key Chain, Inc. and Paxson Communications Corporation and such other terms that are reasonably acceptable to Buyer, Joel Day and Lee Day.

SECTION 7        CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING

        7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time;

                 (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

                 (c) Consents. All Consents shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization;

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any conditions imposed on them by the FCC Consent, and the FCC Consent shall have become a Final Order;

                 (e) Governmental Authorizations. Seller shall be the holder of all Licenses and there shall not have been any modification of any License that could have a Material Adverse Effect. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License;

                 (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2;

                 (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no Material Adverse Effect; and

                 (h) WAVK-FM. The FCC shall have authorized the modification of the facilities of Station WAVK-FM to operate as a Class C-2 FM station substantially in accordance with the operating parameters specified in the pending application for construction permit filed by Seller on September 30, 1996 (File No. BPH-960930IF), and such authorization shall have become a Final Order.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time;

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3; and

                 (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

SECTION 8        CLOSING AND CLOSING DELIVERIES

         8.1  Closing.

                 (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five (5) days' written notice to Seller, that is (1) not earlier than the first business day after the FCC Consent is granted, and (2) not later than ten (10) business days following the date upon which the FCC Consent has become a Final Order, subject to the satisfaction or waiver of all of the other conditions precedent to the holding of the Closing. If Buyer fails to specify the date for the Closing pursuant to the preceding sentence prior to the fifth day after the date upon which the FCC Consent has become a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent has become a Final Order.

                 (a) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                 (a) Transfer Documents. Duly executed warranty bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances, except for liens for current taxes not yet due and payable and obligations assumed by Buyer pursuant to Section 2.5;

                 (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property and estoppel certificates of contracting parties to those Assumed Contracts listed in Schedule 3.7 that are designated to indicate that estoppel certificates are required under this paragraph;

                 (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                 (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by its President, certifying (1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (e) Tax, Lien, and Judgment Searches. Results of a search for tax, lien, and judgment filings in the Secretary of State's records of the State of Florida, as well as the records of those counties in Florida in which any of the Assets are located, such searches having been made no earlier than fifteen days prior to the Closing Date;

                 (f) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all available files and records used by Seller in connection with their operations;

                 (g) Accounts Receivable. A complete and accurate list of the Stations' Accounts Receivable as of a date no more than five (5) business days prior to the Closing

Date, including, with respect to each of the Accounts Receivable, the amount number, date of issuance, name and address of account debtor, aggregate amount, and balance due;

                 (h) Opinions of Counsel. Opinions of Seller's counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(h) hereto; and

                 (i) Employment Agreements. The Employment Agreements referred to in Section 6.15, duly executed by Joel and Lee Day.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and their counsel:

                 (a)  Purchase Price.  The Purchase Price as provided in
Section 2.4;

                 (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts insofar as they relate to the time on and after the Closing Date;

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its Secretary, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                 (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto; and

                 (e) Employment Agreements. The Employment Agreements referred to in Section 6.15, duly executed by Buyer.

SECTION 9        TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Stations abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller;

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing;

                 (c) Upset Date. If the Closing shall not have occurred by November 1, 1997; and

                 (d) Breach. Without limiting Seller's rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties, or covenants under this Agreement within thirty (30) days after Buyer received written notice of such breach from Seller, and Seller shall have delivered to Buyer its termination notice no later than thirty (30) days following the expiration of such 30-day cure period.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Stations abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement, other than the condition set forth in Section 7.1(h), have not been satisfied or waived in writing by Buyer;

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing;

                 (c) Upset Date. If the Closing shall not have occurred by November 1, 1997;

                 (d) Interruption of Service. If any event shall have occurred that (i) prevented signal transmission of any Station for a continuous period of three days or (ii) caused any Station to operate at reduced power of 50 percent or more for a continuous period of fifteen days, and Buyer shall have delivered to Seller its termination notice no later than thirty (30) days following the end of such 3-day or 15-day period, as the case may be;

                 (e) Environmental Hazards. Buyer shall have notified Seller of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental audit described in
Section 6.5, within the 50-day period specified in Section 6.5, the cause thereof shall not have been remedied within 30 days from the date that Seller receives such notice from Buyer, and Buyer shall have delivered to Seller its termination notice no later than thirty (30) days following the expiration of such 30-day cure period;

                 (f) Technical Deficiencies. Buyer shall have notified Seller of material deficiencies in the operations or equipment of any Station, as indicated in the engineering report described in Section 6.6, within the 50-day period specified in Section 6.6, the cause thereof shall not have been remedied within 30 days from the date that Seller receives such notice from Buyer, and Buyer shall have delivered to Seller its termination notice no later than thirty (30) days following the expiration of such 30-day cure period; and

                 (g) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Seller has failed to cure any material breach of any of its representations, warranties, or covenants under this Agreement within thirty (30) days after Seller received written notice of such breach from Buyer, and Buyer shall have delivered to Seller its termination notice no later than thirty (30) days following the expiration of such 30-day cure period.

         9.3 Rights on Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2 and no party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then the payment to Seller of Three Hundred Fifty Thousand Dollars ($350,000) pursuant to Section 9.4 below shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of Three Hundred Fifty Thousand Dollars ($350,000) is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer due to Seller's material breach of this Agreement, Buyer shall have all rights and remedies available at law or equity; provided, however, that Buyer shall not be permitted to recover damages against Seller in an amount in excess of the Purchase Price.

         9.4 Escrow Deposit. Buyer has deposited with the Escrow Agent the sum of Three Hundred Fifty Thousand Dollars ($350,000) in accordance with the Escrow Agreement. All such funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                 (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer;

                 (b) If this Agreement is terminated pursuant to Section 9.1 or 9.2 and Buyer is not in material breach of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer; and

                 (c) If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then all amounts held by the Escrow Agent pursuant to the Escrow Agreement shall be disbursed to or at the direction of Seller as liquidated damages under Section 9.3 above and any interest or other proceeds from the investment of funds held by the Escrow Agent shall be disbursed by the Escrow Agent to or at the direction of Buyer.

SECTION 10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

        10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen (18) months, except that the agreements of Buyer and Seller set forth in Section 6.4 shall continue in full force and effect whether or not the Closing occurs and without regard to any period of time. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of their representations and warranties.

        10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement, other than losses, liabilities or damages resulting from any breach that is waived by Buyer pursuant to Sections 6.14 and 9.2(d), (e), (f) and (g) hereof;

                 (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts;

                 (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets;

                 (d) Any and all losses, liabilities, or damages resulting from the operation or ownership of any Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date; and

                 (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

        10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                 (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement, other than losses, liabilities or damages resulting from any breach that is waived by Seller pursuant to Sections 6.14 and 9.1(d) hereof;

                 (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement;

                 (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of any Station on and after the Closing; and

                 (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

        10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was given to Claimant; provided, however, that the failure of the Claimant to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
Section 10, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure to give notice;

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable;

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense; provided, however, that the Claimant shall not consent to the entry of any judgment or enter into any settlement unless Claimant obtains the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim;

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible; and

                 (e)  The indemnifications rights provided in Sections 10.2 and
10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

        10.5 Limitations on Indemnification. Seller's and Buyer's obligations to indemnify the other pursuant to this Section 10 shall be subject to the following limitations:

                 (a)  No indemnification shall be required to be made under
Section 10.2 or Section 10.3 until the aggregate amount of losses, liabilities, damages or expenses incurred by Buyer or Seller, as the case may be, exceeds $25,000, and then the indemnification shall be made by the Indemnifying Party only to the extent of such excess over $25,000; and

                 (b)  No indemnification shall be required to be made under
Section 10.2 (a) or Section 10.3(a) if the written notice of any claim for indemnification is received by the Indemnifying Party following the expiration of the period specified in Section 10.1.

        10.6 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

        10.7 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

SECTION 11       MISCELLANEOUS

        11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of the fees payable to the Escrow Agent and one-half of the filing fee required in connection with the application for the FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives, Seller shall be responsible for all fees or commissions payable to Media Venture Partners, and each party shall be responsible for all fees or commissions payable to any other finder, broker, advisor, or similar person retained by or on behalf of such party.

        11.2 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement or the Escrow Agreement that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration by a panel of three (3) neutral arbitrators who shall be selected in accordance with the procedures set forth in the commercial arbitration rules of the American Arbitration Association in the State of Florida. The persons selected as arbitrators shall have prior experience in the broadcasting industry but need not be professional arbitrators, and persons such as lawyers, accountants, brokers and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the

American Arbitration Association in the State of Florida. The written decision of a majority of the arbitrators shall be final and binding on Seller and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Seller and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Seller acknowledges and agrees that the arbitrators' award may include, among other things, the right of Buyer to obtain specific performance of the terms of this Agreement pursuant to Section 10.5. Judgment on the award, if it is not paid or otherwise satisfied within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Seller or Buyer against the other except (i) an action to compel arbitration pursuant to this Section or (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section.

        11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:                     Joel Day, President
                                  Key Chain, Inc.
                                  93351 Overseas Highway
                                  Tavernier, Florida  33070


With a copy to:                   Irwin M. Frost, Esq.
                                  1101 Brickell Avenue, Suite 1400
                                  Miami, Florida  33131

If to Buyer:                      Lowell W. Paxson, Chairman
                                  Paxson Communications of the Keys, Inc.
                                  601 Clearwater Park Road
                                  West Palm Beach, Florida 33401

With a copy to:                   John R. Feore, Jr., Esq.
                                  Dow, Lohnes & Albertson, PLLC
                                  1200 New Hampshire Avenue, N.W.
                                  Suite 800
                                  Washington, D.C. 20036

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

        11.4 Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, to one or more subsidiaries or commonly controlled affiliates of Buyer without seeking or obtaining Seller's prior approval in which event Buyer shall have no further obligation hereunder and Buyer may assign its rights and interests hereunder to its lenders as collateral security for Buyer's obligations to such lenders without seeking or obtaining Seller's prior approval. Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.4, all references to"Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment pursuant to the terms of this Section 11.4 shall excuse Buyer or Seller from performing its obligations hereunder in the event its assignee fails to perform such obligations. Except for any permitted assignee of Buyer or Seller, this Agreement confers no rights of any kind upon any third party.

        11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

        11.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

        11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

        11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

        11.9 Entire Agreement. This Agreement, the schedules hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

        11.10 Schedules. The Schedules hereto are incorporated herein by reference and made a part hereof.

        11.11 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.11.

        11.12 Press Release. No party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        11.13 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.


                                         PAXSON COMMUNICATIONS OF
                                           THE KEYS, INC.



                                         By:  /s/ James B. Bolock
                                            -----------------------------------
                                            Name:  James B. Bolock
                                            Title:  President



                                         KEY CHAIN, INC.



                                         By: /s/  Joel B. Day
                                            ----------------------------------
                                            Name:  Joel B. Day
                                            Title:  President